As filed with the Securities and Exchange Commission on October 13, 2016

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933

SIERRA MONITOR CORPORATION
(Exact name of Registrant as specified in its charter)

California		95-2481914
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)
1991 Tarob Court Milpitas, California 95035 (408) 262-6611

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2016 EQUITY INCENTIVE PLAN
(Full title of the Plan)

Varun Nagaraj Chief Executive Officer Sierra Monitor Corporation 1991 Tarob Court Milpitas, California 95035 (408) 262-6611

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michael Coke, Esq. Ben Hance, Esq. Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one).

Large accelerated filer ☐ Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Accelerated filer ☐ Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value per share, to be issued under the 2016 Equity Incentive Plan (the “2016 Plan”).

Common Stock, $0.001 par value per share, to be transferred from the 2006 Stock Plan (the “2006 Plan”) to the 2016 Plan.

	279,680 shares 2,668,320 shares (3)	$1.60 (2) $1.60 (3)	$447,488.00 (2) $3,391,678.40 (3)	$51.86 $393.10
Total	2,948,000			$444.96

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2016 Plan from time to time by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act based on the average of the high and low sales prices of the Registrant’s Common Stock as reported on the Over-the-Counter Bulletin Board on October 5, 2016.
(3)	2,668,320 shares that (i) have been reserved but unissued pursuant to any awards granted under the 2006 Plan and are not subject to any awards granted thereunder, and (ii) are subject to stock options or restricted stock granted under the 2006 Plan that, on or after the date the 2016 Plan becomes effective, expire or otherwise terminate without having been exercised in full, or are forfeited to or repurchased by Sierra Monitor Corporation, will be transferred to the 2016 Plan. The number of shares that will be transferred from the 2006 Plan to the 2016 Plan is subject to change but will be no more than 2,668,320 shares. No registration fee is being paid in connection with the 548,521 shares being transferred from the 2006 Plan to the 2016 Plan as the shares were previously registered.

EXPLANATORY NOTE

Sierra Monitor Corporation (the “Registrant”) has adopted, and the stockholders of the Registrant have approved, the 2016 Equity Incentive Plan (the “2016 Plan”). The 2016 Plan will replace the Registrant’s current 2006 Stock Plan (the “2006 Plan”), and no new awards will be granted under the 2006 Plan. The 2006 Plan, however, will continue to govern awards previously granted under it.

The total number of authorized shares of common stock, $0.001 par value per share, of the Registrant (“Common Stock”) that may be issued under the 2016 Plan is equal to (i) 279,680, plus (ii) any shares that, as of immediately prior to the termination of the 2006 Plan, have been reserved but not issued pursuant to any awards granted under the 2006 Plan and are not subject to any awards granted thereunder, plus (iii) any shares subject to outstanding stock options or restricted stock granted under the 2006 Plan that, on or after the date the 2016 Plan becomes effective, expire or otherwise terminate without having been fully exercised, or are forfeited to or repurchased by the Registrant, with the maximum number of shares to be added under these clauses (ii) and (iii) from the 2006 Plan equal to 2,668,320 shares.

Of the shares of Common Stock referenced in clauses (ii) and (iii), above, 548,521 were registered on a registration statement on Form S-8 (No. 333-147083) that was filed with the Securities and Exchange Commission (the “Commission”) on November 1, 2007. Pursuant to General Instruction E to Form S-8, the contents of such earlier registration statement are incorporated by reference into this Registration Statement, except that the provisions contained in Part II of such earlier registration statement are modified as set forth in this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the 2016 Equity Incentive Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by the Registrant with the Commission and are incorporated herein by reference:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on March 30, 2016.

2.	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016, filed with the Commission on May 16, 2016.

3.	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016, filed with the Commission on August 15, 2016.

4.	The Registrant’s Current Report on Form 8-K filed with the Commission on January 15, 2016.

5.	The Registrant’s Current Report on Form 8-K filed with the Commission on April 15, 2016.

6.	The Registrant’s Current Report on Form 8-K filed with the Commission on May 20, 2016.

7.	The Registrant’s Current Report on Form 8-K filed with the Commission on July 15, 2016.

8.	The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A, filed with the Commission on October 1, 1973 and any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 317 of the California Corporations Code authorizes a corporation’s Board of Directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

The Registrant’s Articles of Incorporation provide that the liability of the Registrant’s directors for monetary damages shall be eliminated to the fullest extent permissible under California law. Article VI of the Registrant’s Bylaws provides for indemnification of the Registrant’s directors and officers to the maximum extent permitted by the California Corporations Code.

The Registrant has entered into indemnification agreements with its directors and executive officers and intends to enter into indemnification agreements with any new directors and executive officers in the future. The Registrant carries officer and director liability insurance with respect to certain matters, including matters arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part hereof, or incorporated by reference into, this Registration Statement:

Exhibit Number	Exhibit Document

4.1(1)	Sierra Monitor Corporation 2016 Equity Incentive Plan and forms of award agreements thereunder.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Registrant, as to the legality of securities being registered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (see page II-6 of this Form S-8).

(1)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on May 20, 2016.

Item 9. Undertakings.

(a)       The Registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities: The Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)       Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)       Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)       The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)       Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b)       That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on October 11, 2016.

SIERRA MONITOR CORPORATION

By:	/s/ Varun Nagaraj
Varun Nagaraj
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Varun Nagaraj and Tamara Allen, and each of them acting individually, as their attorneys-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/Varun Nagaraj
Varun Nagaraj	President, Chief Executive Officer	May 27, 2016

/s/Tamara S. Allen
Tamara S. Allen	Chief Financial Officer	May 27, 2016

/s/Gordon R. Arnold	Director, Executive Chairman and
Gordon R. Arnold	Secretary	May 27, 2016

/s/C. Richard Kramlich
C. Richard Kramlich	Director	May 27, 2016

/s/Jay T. Last
Jay T. Last	Director	June 4, 2016

/s/Robert C. Marshall
Robert C. Marshall	Director	May 27, 2016

INDEX TO EXHIBITS

Exhibit Number	Exhibit Document

4.1(1)	Sierra Monitor Corporation 2016 Equity Incentive Plan and forms of award agreements thereunder.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Registrant, as to the legality of securities being registered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (see page II-6 of this Form S-8).

(1)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on May 20, 2016.